UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012 (November 29, 2012)

REXAHN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34079	11-3516358
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

15245 Shady Grove Road, Suite 455, Rockville, MD 20850

(Address of principal executive offices and zip code)

(240) 268-5300

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

ITEM 1.01 Entry Into a Material Definitive Agreement.

On November 29, 2012, Rexahn Pharmaceuticals, Inc. (the “Company”), Burill LLC and Maxim Group LLC (the “Underwriters”), entered into an underwriting agreement (the “Underwriting Agreement”) to issue and sell 19,130,435 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and common stock purchase warrants (the “Warrants”) to purchase up to 10,521,739 shares of the Company’s common stock (the “Offering”). The Common Stock and Warrants will be sold in units (the “Units”), with each Unit consisting of one share of Common Stock and a Warrant to purchase 0.55 shares of Common Stock at an exercise price of $0.472 per share of Common Stock. Each Unit will be sold to investors in this Offering at a negotiated price of $0.33 per unit. The shares of Common Stock and Warrants will be issued separately but can only be purchased together in this Offering. The Company has granted to the Underwriters an option to purchase up to 2,869,565 additional shares of Common Stock at a price of $0.32 per share and/or additional Warrants to purchase up to 1,578,261 shares of Common Stock at a price of $0.01 per Warrant. The option is exercisable, in whole or in part, for a period of 45 days from the date of the Prospectus Supplement.

The net proceeds are expected to be approximately $5.7 million, after deducting the underwriting discounts and commissions and estimated expenses payable by the Company, and without exercise of the Underwriters’ over-allotment option.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. These representations, warranties and covenants are not factual information to investors about the Company.

Pursuant to the Underwriting Agreement, directors and executive officers of the Company entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement providing for a 90-day “lock-up” period with respect to sales of specified securities, subject to certain exceptions.

The offering is being made pursuant to the Registration Statement and Prospectus Supplement discussed below under Item 8.01. The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Patton Boggs LLP relating to the legality of the issuance and sale of the shares and warrants in the offering is attached as Exhibit 5.1 hereto. On November 29, 2012, we issued a press release announcing that we had commenced and priced the offering. A copy of this press release is attached hereto as Exhibit 99.1.

Item 8.01 Other Events.

On November 30, 2012, the Company filed with the Securities Exchange Commission (the “Commission”) a prospectus supplement (the “Prospectus Supplement”) to the prospectus (the “Prospectus”) included as part of the Company’s registration statement on Form S-3 declared effective by the Commission on July 5, 2011 (File No. 333-175073) (the “Registration Statement”), pursuant to which the Company will issue, in an underwritten offering, 19,130,435 shares of the Company’s Common Stock and Warrants to purchase up to 10,521,739 shares of the Company’s common stock.

Prospective investors should read the Prospectus Supplement, the Prospectus and all documents incorporated by reference herein.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
1.1	Underwriting Agreement, dated November 29, 2012.
4.1	Form of Underwriter Warrant.
4.2	Form of Investor Warrant.
5.1	Opinion of Patton Boggs LLP.
23.1	Consent of Patton Boggs LLP (included in Exhibit 5.1).
99.1	Press Release, dated November 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.

Dated: November 30, 2012

/s/ Chang H. Ahn
Chang H. Ahn
Chairman and Chief Executive Officer